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                                                                   EXHIBIT 10.44


June 11, 1998


Catherine Saar
1217 West Bay Ave.
Newport Beach, CA 92661

Dear Catherine,

On behalf of Diedrich Coffee (Company), it is with great pleasure that we offer you the position of Vice President, Marketing. In your role, you will guide Diedrich Coffee's growth in the development and implementation of brand development initiatives in marketing, merchandising, wholesale sales and public relations.

Your cash compensation in this position will consist of $120,000 per annum, earned and paid ratably on a bi-weekly basis, and an annual incentive of up to 25% versus your base salary, based on the Company's performance and your performance versus specific objectives set for your areas of responsibility.

In addition to your cash compensation, as defined above, you will be eligible for stock options under the Company's 1996 Stock Incentive Plan. Your initial grant for 20,000 stock options will vest 50% annually for two years. During subsequent years, you may qualify for additional option awards based on the Company's Option Award Plan and your performance versus specific objectives set for your areas of responsibility. Your option price for the initial grant of 20,000 shares is set at 7 3/4, the common stock price at close of business on May 29, 1998.

As part of your employment, the Company will provide for accelerated vesting of your stock options in the event of a change of control.

Your medical and dental plan (HMO) is a company sponsored plan for you, the employee, and will be effective on the first day of the month after your start date.

If Diedrich Coffee terminates your employment for any reason other than fraud or other illegal acts, you will be eligible for a severance privilege equivalent to four months of your annual salary. This sum will be paid in four equal installments.

Catherine, I am very excited at the opportunity to work with you. I am confident that you will make a difference at Diedrich Coffee.

Sincerely,

/s/ Timothy Ryan
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Timothy Ryan
President
Chief Executive Officer